Exhibit 16.1

April 22, 2009

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-6561

Commissioners:

We have read the statements made by Waccamaw Bankshares, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Waccamaw Bankshares Inc. Form 8-K Current Report dated April 23, 2009.

We agree with the statements concerning Dixon Hughes PLLC in such Form 8-K.

Sincerely,

Dixon Hughes PLLC